Exhibit 24.1

CONFIRMING STATEMENT


This statement confirms that the undersigned, Steven M. Pires, has authorized and designated John J. Feeney, Jr., Jonathan C. Tyras and Waheed Olowa to execute and file on the undersigned behalf of all Forms 3, 4 and 5 (including anyamendments thereto) that the undersigned may be required to file with the U.S.Securities and Exchange Commission as a result of the undersigned ownership of or transactions in securities of Helios Strategic Mortgage Income Fund, Inc. (the Company). The authority of John J. Feeney, Jr., Jonathan C. Tyras and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that John J. Feeney, Jr., Jonathan C. Tyras and Waheed Olowa are not assuming , nor is the aforementioned Company assuming, any of the undersigned responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.

Date:	June 3, 2009


/s/ Steven M. Pires
___________________________

Steven M. Pires